SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 4)(1)

                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                  227698 10 7
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                November 12, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. The Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 31 Pages)

--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 2 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             1,896,759(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         156,835(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         1,896,759(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         156,835(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,053,594(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      30.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Partners, L.P.
(2) Includes (i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign Partners, L.P., of which Wheatley Partners, L.P. disclaims beneficial ownership.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 3 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Barry Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             186,250(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,697,906(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         186,250(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,697,906(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,884,156(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      39.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 56,250 shares of Common Stock issuable upon exercise of options, (ii) 50,000 shares of Common Stock issuable upon exercise of warrants and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Mr. Rubenstein.

(2) Includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 4 of 31 Pages
------------------------------                     -----------------------------


         conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Venture Fund, (c)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca Ventures, (d)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., (e)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., and (f) 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley Partners, L.P., Wheatley Foreign Partners, L.P. and Rev- Wood Merchant Partners, except to the extent of his respective equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 5 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Irwin Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             56,250(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,053,594(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         56,250(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,053,594(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,109,844(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      31.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Consists of 56,250 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.

(2) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 6 of 31 Pages
------------------------------                     -----------------------------


         Wheatley  Foreign  Partners,   L.P.,  of  which  Mr.  Lieber  disclaims
         beneficial ownership, except to the extent of his respective equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 7 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,053,594(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,053,594(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,053,594(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      30.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., of which Mr. Fingerhut disclaims beneficial ownership, except to the extent of his respective equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 8 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Wheatley Partners, LLC
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,053,594(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,053,594(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,053,594(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      30.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., of which Wheatley Partners, LLC disclaims beneficial ownership, except to the extent of its respective equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 7 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Seth Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             2,084(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,053,594(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         2,084(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,053,594(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,055,678(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      30.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.
(2) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 10 of 31 Pages
------------------------------                     -----------------------------


         Wheatley  Foreign  Partners,   L.P.,  of  which  Mr.  Lieber  disclaims
         beneficial ownership, except to the extent of his respective equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 11 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             2,084(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,053,594(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         2,084(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,053,594(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,055,678(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      30.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.
(2) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 12 of 31 Pages
------------------------------                     -----------------------------


         Wheatley  Foreign  Partners,   L.P.,  of  which  Mr.  Lieber  disclaims
         beneficial ownership, except to the extent of his respective equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 13 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         156,835(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         156,835(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      156,835(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign Partners, L.P., of which Wheatley Management Ltd. disclaims beneficial ownership, except to the extent of its equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 14 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             156,835(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,896,759(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         156,835(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,896,759(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,053,594(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      30.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign Partners, L.P.
(2) Includes (i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock is held by Wheatley Partners, L.P., of which Wheatley Foreign Partners, L.P. disclaims beneficial ownership.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 15 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Seneca Ventures
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             134,606(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         134,606(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      134,606(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by Seneca Ventures.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 16 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Woodland Venture Fund
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             148,100(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         148,100(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      148,100(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.8%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by Woodland Venture Fund.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 17 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Woodland Partners
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             161,606(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         161,606(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      161,606(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.2%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 18 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             200,000(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         200,000(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      200,000(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.8%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 19 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Marilyn Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         444,312(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         444,312(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      444,312(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      8.4%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Venture Fund, and (c)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 20 of 31 Pages
------------------------------                     -----------------------------


         (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca Ventures. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Venture Fund and Seneca Ventures, except to the extent of her respective equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 21 of 31 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Services Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         282,706(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         282,706(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      282,706(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      5.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Venture Fund and (b)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 22 of 31 Pages
------------------------------                     -----------------------------


         Preferred Stock, all of which is held by Seneca Ventures, of which Woodland Services Corp. disclaims beneficial ownership, except to the extent of its respective equity ownership therein.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 23 of 31 Pages
------------------------------                     -----------------------------


                  The following constitutes Amendment No. 4 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 4, the Schedule 13D remains in full force and effect.

                  Item 3 is amended to include the following:

Item 3.  Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

                  On November 2, 1998, Seneca and Woodland Fund acquired in a private placement transaction (i) shares of Series B Convertible Preferred Stock, $.001 par value per share ("Series B Preferred Stock"), that are immediately convertible into 16,000 and 16,000 shares of Common Stock, respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 10,000 and 10,000 shares of Common Stock, respectively. The purchase price of the securities was $8,000 and $8,000, respectively. Seneca and Woodland Fund purchased these securities with their respective working capital and other funds.

                  On November 12, 1998, Barry Rubenstein, Wheatley, Wheatley Foreign, Seneca and Woodland Fund acquired in the second tranche of a private placement transaction (i) shares of Series A Convertible Preferred Stock, $.001 par value per share ("Series A Preferred Stock"), that are immediately convertible into 40,000, 441,600, 38,400, 20,000 and 20,000 shares of Common
Stock, respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 25,000, 276,000, 24,000, 12,500 and 12,500 shares of Common Stock, respectively. The purchase price of these securities was $20,000, $220,800, $19,200, $10,000 and $10,000, respectively. Mr. Rubenstein purchased these securities with his personal and other funds, and Wheatley, Wheatley Foreign, Seneca and Woodland Fund acquired these securities with their respective working capital and other funds.

                  Item 5(a) and (b) are hereby amended to read in their entirety as follows:

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

                  (a) The following table sets forth the aggregate number and percentage (based on 5,121,422 shares of Common Stock outstanding as of October 31, 1998, as reported by the Issuer in its Form 10Q for the period ended September 30, 1998) of Common Stock beneficially owned by each Reporting Person named in Item 2 of Schedule 13D.


                                                                Percentage of
                                      Shares of Common         Shares of Common
                                            Stock                   Stock
Name                                 Beneficially Owned       Beneficially Owned
----                                 ------------------       ------------------

Wheatley Partners, L.P.(1)               2,053,594                 30.7%

Barry Rubenstein(2)                      2,884,156                 39.7%

Irwin Lieber(3)                          2,109,844                 31.3%

Barry Fingerhut(4)                       2,053,594                 30.7%

Wheatley Partners, LLC(4)                2,053,594                 30.7%

Seth Lieber(4)(5)                        2,055,678                 30.7%

Jonathan Lieber(4)(5)                    2,055,678                 30.7%

Wheatley Management Ltd.(6)                156,835                  3.0%

Wheatley Foreign Partners, L.P.(7)       2,053,594                 30.7%

Seneca Ventures(8)                         134,606                  2.6%

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 24 of 31 Pages
------------------------------                     -----------------------------

                                                                Percentage of
                                      Shares of Common         Shares of Common
                                            Stock                   Stock
Name                                 Beneficially Owned       Beneficially Owned
----                                 ------------------       ------------------

Woodland Venture Fund(9)                   148,100                  2.8%

Woodland Partners(10)                      161,606                  3.2%

Rev-Wood Merchant Partners(11)             200,000                  3.8%

Marilyn Rubenstein(12)                     444,312                  8.4%

Woodland Services Corp.(13)                282,706                  5.3%

---------------------

(1) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign. Wheatley disclaims beneficial ownership of the securities held by Wheatley Foreign.

(2) Includes (i) 56,250 shares of Common Stock issuable upon exercise of options, (ii) 50,000 shares of Common Stock issuable upon exercise of warrants and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Mr. Rubenstein. Also includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Fund, (c)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca, (d)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, (e)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign, and (f) 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund, Seneca, Wheatley, Wheatley Foreign and Rev-Wood, except to the extent of his respective equity interest therein.

(3) Includes 56,250 shares of Common Stock issuable upon exercise of options held by Mr. Lieber. Also includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign, of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

(4) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 25 of 31 Pages
------------------------------                     -----------------------------


         (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity respective ownership in Wheatley and/or Wheatley Foreign.

(5) Includes 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.

(6) Includes (i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign, of which Wheatley Management disclaims beneficial ownership, except to the extent of its equity interest therein.

(7) Includes (a)(i) 557,879 shares of Common Stock issuable upon exercise of warrants and (ii) 883,200 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and (b)(i) 48,371 shares of Common Stock issuable upon exercise of warrants and (ii) 76,800 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign. Wheatley Foreign disclaims beneficial ownership of the securities held by Wheatley.

(8) Includes (i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, held by Seneca.

(9) Includes (i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, held by Woodland Fund.

(10) Includes 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

(11) Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood.

(12) Includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Fund, and (c)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund and Seneca, except to the extent of her respective equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

(13) Includes (a)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Fund, and (b)(i) 38,125 shares of Common Stock issuable upon exercise of warrants, (ii) 40,000 shares of Common Stock issuable upon

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 26 of 31 Pages
------------------------------                     -----------------------------


         conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca, of which Woodland Services Corp. disclaims beneficial ownership, except to the extent of its respective equity ownership therein.

                  (b) Wheatley has sole power to vote and dispose of 1,896,759 shares of Common Stock, representing approximately 28.9% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 156,835 shares of Common Stock, representing approximately 3.0% of the outstanding shares of Common Stock.

                  By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 2,053,594 shares of Common Stock, representing approximately 30.7% of the outstanding shares of Common Stock.

                  Seth Lieber and Jonathan Lieber each have sole power to vote and dispose of 2,084 shares of Common Stock upon the exercise of options, each representing less than 1% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, each of Seth Lieber and Jonathan Lieber may be deemed to have shared power to vote and dispose of 2,053,594 shares of Common Stock, representing approximately 30.7% of the outstanding shares of Common Stock.

                  Barry Rubenstein has sole power to vote and dispose of 186,250 shares of Common Stock upon the exercise of options and warrants, representing approximately 3.5% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC and a general partner of Seneca, Woodland Partners, Woodland Fund and Rev-Wood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 2,697,906 shares of Common Stock, representing approximately 38.1% of the outstanding shares of Common Stock.

                  Irwin Lieber has sole power to vote and dispose of 56,250 shares of Common Stock upon the exercise of options, representing approximately 1.1% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, Irwin Lieber may be deemed to have shared power to vote and dispose of 2,053,594 shares of Common Stock, representing approximately 30.7% of the outstanding shares of Common Stock.

                  By virtue of being a member and an officer of Wheatley LLC, Barry Fingerhut may be deemed to have shared power to vote and dispose of 2,053,594 shares of Common Stock, representing approximately 30.7% of the outstanding shares of Common Stock.

                  Wheatley Foreign has sole power to vote and dispose of 156,835 shares of Common Stock representing approximately 3.0% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 1,896,759 shares of Common Stock, representing approximately 28.9% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 156,835 shares of Common Stock, representing approximately 3.0% of the outstanding shares of Common Stock.

                  Seneca has sole power to vote and dispose of 134,606 shares of Common Stock representing approximately 2.6% of the outstanding shares of Common Stock.

                  Woodland Fund has sole power to vote and dispose of 148,100 shares of Common Stock representing approximately 2.8% of the outstanding shares of Common Stock.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 27 of 31 Pages
------------------------------                     -----------------------------


                  Woodland Partners has sole power to vote and dispose of 161,606 shares of Common Stock representing 3.2% of the outstanding shares of Common Stock.

                  Rev-Wood has sole power to vote and dispose of 200,000 shares of Common Stock representing 3.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Woodland Partners and an officer of Woodland Services Corp., which is a general partner of Seneca and Woodland Fund, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 444,312 shares of Common Stock, representing approximately 8.4% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Seneca and Woodland Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of 282,706 shares of Common Stock, representing approximately 5.3% of the outstanding shares of Common Stock.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 28 of 31 Pages
------------------------------                     -----------------------------


                  Item 5(c) is supplemented as follows:

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected since the filing of Amendment No. 3 to the Schedule 13D.

                                   Purchase/      Number of Shares
                                  Acquisition        Purchased/        Purchase
Name of Stockholder                   Date            Acquired           Price
-------------------                   ----            --------           -----

SERIES A PREFERRED STOCK

Barry Rubenstein                    11/12/98           65,000(1)        2.00(2)

Wheatley Partners, L.P.             11/12/98          717,600(1)        2.00(2)

Wheatley Foreign Partners,
L.P.                                11/12/98           62,400(1)        2.00(2)

Seneca Ventures                     11/12/98           32,500(1)        2.00(2)

Woodland Venture Fund               11/12/98           32,500(1)        2.00(2)



SERIES B PREFERRED STOCK

Seneca Ventures                     11/2/98            26,000(3)       10.00(4)

Woodland Venture Fund               11/2/98            26,000(3)       10.00(4)

----------------------

(1) Represents shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and upon exercise of warrants to purchase shares of Common Stock.

(2) Represents the per unit purchase price, exclusive of the warrant exercise price. Each unit was comprised of (i) one share of Series A Preferred Stock (convertible into four shares of Common Stock) and (ii) a warrant to purchase 2.5 shares of Common Stock at an exercise price of $0.50 per share.

(3) Represents shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and upon the exercise of warrants to purchase shares of Common Stock.

(4) Represents the purchase price for (i) one share of Series B Preferred Stock and (ii) five warrants to purchase an aggregate of 12.5 shares of Common Stock (2.5 shares per warrant), the smallest fraction of the unit that was offered by the Company, exclusive of the warrant exercise price. Each full unit, purchase price $100,000, was comprised of (i) 10,000 shares of Series B Preferred Stock (each share convertible into 20 shares of Common Stock) and (ii) 50,000 warrants (each warrant exercisable for 2.5 shares of Common Stock) at an exercise price of $0.50 per share.

                  The securities set forth in the table above were purchased in private placement transactions from the Issuer.

                  Item 6(a) is supplemented as follows:

Item 6.           Contracts, Arrangements, Understandings or
                  Relationships With Respect to Securities of the Issuer.
                  -------------------------------------------------------

                  (a) Pursuant to the terms of a private placement transaction, on November 2, 1998, the Issuer closed on 20% of the total subscriptions for the units comprised of (i) 10,000 shares of Series B Preferred Stock and (ii) 50,000 warrants

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 29 of 31 Pages
------------------------------                     -----------------------------


comprised of (i) 10,000 shares of Series B Preferred Stock and (ii) 50,000 warrants to purchase shares of Common Stock made by each of the purchasers of such units, including each of the Reporting Persons listed in Item 5(c) above that are set forth below the caption "Series B Preferred Stock." All of the purchasers, including the Reporting Persons referred to in the previous sentence, have committed to purchase, pro rata and on the same terms and conditions, the remaining 80% of their respective subscriptions for units at such time or times designated by the "Buyer Representative." Barry Rubenstein has been named the Buyer Representative of the purchasers in such transaction. There can be no assurance that Mr. Rubenstein will exercise his powers as Buyer Representative or that any of the Reporting Persons listed in Item 5(c) above will purchase any additional units. The aggregate holdings and acquisitions of securities of the Reporting Persons set forth in this Amendment No. 4 do not include any securities that may be purchased in a subsequent closing of such private placement transaction.

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 30 of 31 Pages
------------------------------                     -----------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November 23, 1998                WHEATLEY PARTNERS, L.P.
                                         By: Wheatley Partners, LLC,
                                             General Partner


                                         By:  /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, Chief Executive
                                              Officer

                                         WHEATLEY PARTNERS, LLC


                                         By:  /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, Chief Executive
                                              Officer


                                              /s/ Barry Rubenstein
                                         ---------------------------------------
                                                  Barry Rubenstein


                                             /s/ Irwin Lieber
                                         ---------------------------------------
                                                 Irwin Lieber


                                            /s/ Barry Fingerhut
                                         ---------------------------------------
                                                Barry Fingerhut


                                            /s/ Seth Lieber
                                         ---------------------------------------
                                                Seth Lieber


                                           /s/ Jonathan Lieber
                                         ---------------------------------------
                                               Jonathan Lieber

------------------------------                     -----------------------------
CUSIP No. 227698 10 7                  13D           Page 31 of 31 Pages
------------------------------                     -----------------------------



                                         WHEATLEY MANAGEMENT LTD.


                                         By:  /s/ Irwin Lieber
                                              ----------------------------------
                                              Irwin Lieber, President


                                         WHEATLEY FOREIGN PARTNERS, L.P.
                                         By:  Wheatley Partners, LLC, General
                                              Partner

                                         By:   /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, Chief Executive
                                              Officer


                                         SENECA VENTURES

                                         By:  /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                         WOODLAND PARTNERS

                                         By:  /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                         WOODLAND VENTURE FUND

                                         By:  /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                         REV-WOOD MERCHANT PARTNERS

                                         By:  /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                         By:  /s/ Marilyn Rubenstein
                                              ----------------------------------
                                              Marilyn Rubenstein

                                         WOODLAND SERVICES CORP.

                                         By: /s/ Barry Rubenstein
                                              ----------------------------------
                                             Barry Rubenstein, President